Exhibit 99.1

Press Release of Cubic Corporation dated December 2, 2003.

Cubic Reports FY 2003 Increases in Sales, Earnings and Backlog

San Diego, CA, Dec. 2, 2003 – Cubic Corporation (AMEX: CUB) today reported increased sales, earnings and backlog for fiscal 2003. Earnings for the fiscal year ended September 30, 2003 were up 24 percent and sales for the year were up 13 percent from last year. Total backlog, including unfunded contract orders, at the end of the year was 29 percent higher than at September 30, 2002.

Net income for fiscal year ended September 30, 2003 was $36.5 million or $1.37 per share, compared to $29.4 million or $1.10 per share for fiscal 2002. Sales for 2003 were $634.1 million compared to 2002 sales of $559.6 million. Operating income (before taxes, interest and other income) for the fiscal year ended September 30, 2003 was $48 million compared to $39.8 million for fiscal 2002, with improvement in both the Company’s Defense and Transportation segments.

Approximately $5.3 million or 20 cents per share, after taxes, of the 2003 net income was from gains on the sale of unused real estate in the second and third quarters. Net income in 2002 included a fourth quarter tax benefit of $2.5 million, which added 9 cents per share that year. Excluding these items, pro forma earnings would have been $1.01 in 2002 and $1.17 in 2003, a 16 percent increase.

Fourth quarter 2003 sales were $160.6 million, compared to $149.2 million last year, and earnings for the quarter were $8.5 million or 32 cents per share compared to $10.2 million or 38 cents per share in the fourth quarter of last year ($7.7 million or 29 cents without the fourth quarter 2002 tax benefit.)

Total backlog at September 30, 2003 was $1.505 billion compared to $1.165 billion at September 30, 2002.

“Our backlog reflects increases from both our defense and transportation segments,” said Cubic Corporation President and Chief Executive Officer Walter J. Zable. “What’s significant about our current backlog is that it reflects a diverse mix of business, a move away from years past when the backlog reflected a more limited number of customers.”

Management anticipates sales and operating income will grow modestly in fiscal 2004 followed by more accelerated growth in the following two years.

Defense Segment — 2003 Performance

Fiscal 2003 sales from the Defense segment were up 16 percent from last year, growing to $365 million from $314 million, with the growth coming primarily from training systems.

Operating income in the Defense segment was up 37 percent to $24.6 million from $17.9 million earned in 2002. The increase came primarily from the training systems business, due to sales growth as well as improved profit margins.

The Defense segment accounted for $743 million of the Company’s total backlog at the end of 2003, compared to $493 million at the end of last year. The biggest increase in Defense segment backlog was in training systems, due to ground combat training systems contracts awarded in Canada and Australia.

Excluded from the Defense segment backlog amounts are two indefinite delivery, indefinite quantity (ID/IQ) contracts received in 2003. One is a 10-year contract with a ceiling value of $525 million, awarded exclusively to Cubic to develop and deliver the next-generation of rangeless air-to-air and air-to-ground combat training systems. For the other ID/IQ contract, the U.S. Government has pre-selected Cubic and four other companies to bid on $1.26 billion in task orders on research-and-development services work over five years, with an additional five-year option, aimed at reducing threats to national defense and homeland security from Weapons of Mass Destruction.

Transportation Systems — 2003 Performance

Sales this year for the Transportation Systems segment increased nearly 10 percent in 2003 to $253 million from $231 million in fiscal 2002. Those sales increases were primarily due to higher sales in North America as well as work on the Prestige contract in London.

Operating income in the Transportation Systems segment increased 5 percent to $24.4 million in 2003 from $23.3 million in 2002. Improvement this year over last came primarily as a result of growth in revenues from contracts in North America. At the same time, operating income was impacted by legal costs related to a dispute with a subcontractor on the Prestige contract and a legal settlement in Australia in the fourth quarter.

Of Cubic’s total 2003 end-of-year backlog, $762 million is in the Transportation segment compared to $672 million at the close of last year. Transportation backlog increased in 2003 primarily because of a contract for nearly $95 million awarded by the city of Brisbane, Australia for a fare collection system and 10 years of operations and maintenance. Not included in the 2003 end-of-year backlog is a $72 million contract awarded to Cubic by the city of Atlanta’s transit agency just after the close of the fiscal year.

The Cubic Defense Applications group provides realistic combat training systems for military forces as well simulation, force modernization, educational services, operations & maintenance and manufacturing services. The group also supplies products and systems for C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance & Reconnaissance) applications, search and rescue avionics and radio communications for military and civil markets. Cubic Transportation Systems designs and manufactures automatic fare collection systems for public mass transit, including rail and buses throughout the world. For more information about Cubic, see the company’s web site at www.cubic.com.

In addition to historical matters, this release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements involve predictions of future results. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the company’s business and prospects. These include the effects of politics on negotiations and business dealings with government entities, economic conditions in the various countries in which the company does or hopes to do business, competition and technology changes in the defense and transit industries, and other competitive and technological factors.

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended September 30,
	2003	2002	2001
	(amounts in thousands, except per share data)

Net sales	$634,061	$559,604	$501,679
Costs and expenses:
Cost of sales	493,377	426,012	385,569
Selling, general and administrative expenses	87,888	85,459	76,052
Research and development	4,819	8,381	9,755
Goodwill amortization	—	—	2,638
	586,084	519,852	474,014
Operating income	47,977	39,752	27,665
Other income (expenses):
Gain on sale of real estate	8,448	—	—
Interest and dividends	1,161	2,266	3,915
Interest expense	(3,659)	(3,538)	(3,601)
Other income	1,106	2,441	3,129

Income before income taxes	55,033	40,921	31,108

Income taxes	18,514	11,484	10,266

Net income	$36,519	$29,437	$20,842

Basic and diluted net income per common share	$1.37	$1.10	$0.78

Average number of common shares outstanding	26,720	26,720	26,720